Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
May 1, 2019
American Equity Reports First Quarter 2019 Results
Company Highlights

•	First quarter 2019 net loss of $30.0 million or $0.33 per diluted common share

•	First quarter 2019 non-GAAP operating income[1] of $89.4 million or $0.97 per diluted common share

•	First quarter 2019 annuity sales of $1.2 billion

•	Policyholder funds under management of $51.6 billion

•	First quarter 2019 investment spread of 2.58%

•	Estimated risk-based capital ratio of 352% compared to 360% at December 31, 2018
WEST DES MOINES, Iowa (May 1, 2019) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), today reported a first quarter 2019 net loss of $30.0 million, or $0.33 per diluted common share, compared to net income of $141.0 million, or $1.55 per diluted common share, for first quarter 2018.
Non-GAAP operating income1 for the first quarter of 2019 was $89.4 million, or $0.97 per diluted common share, compared to non-GAAP operating income1 of $77.7 million, or $0.85 per diluted common share, for first quarter 2018. On a trailing twelve-month basis, non-GAAP operating return1 on average equity excluding average AOCI1 was 19.1% based upon reported results and 15.9% excluding the impact of assumption revisions.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.1% ON $1.2 BILLION OF SALES
Policyholder funds under management at March 31, 2019 were $51.6 billion, a $551 million or 1.1% increase from December 31, 2018. First quarter sales were $1.2 billion both before and after coinsurance ceded. Gross sales and net sales for the quarter increased 20% and 26%, respectively, from first quarter 2018 sales. On a sequential basis, gross and net sales increased 10% and 13%, respectively.
Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) increased 8% sequentially while total sales by broker-dealers and banks for Eagle Life Insurance Company (Eagle Life) increased 15% sequentially. Sales of FIAs were up 9% sequentially to $1.2 billion driven by a 9% increase in sales for American Equity Life. FIA sales for Eagle Life were up 9% sequentially as well.

Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "We delivered sequential and year-over-year increases in FIA sales in American Equity Life's independent agent channel. Sales have been on an upswing for the last three quarters and the momentum has carried over to the second quarter. The expansion of our investment program into non-traditional asset classes has enabled us to compete more effectively in our markets. In the first quarter, combined sales for AssetShield and the Choice series, our accumulation products in the independent agent channel, accounted for 41% of sales compared to 38% of sales in the fourth quarter. In the guaranteed lifetime income space, the IncomeShield series, which was the second best-selling guaranteed lifetime income product in the independent agent channel in the fourth quarter of 2018, accounted for 39% of our FIA sales in the first quarter."
Commenting on the market environment and the outlook for FIA sales, Matovina added: "The market in each of our distribution channels continues to be challenging. However, we remain pleased with our competitive positioning for both accumulation and guaranteed lifetime income products. Reflecting the decline in available investment yields during the quarter, we lowered participation rates on S&P 500 annual point-to-point strategies at both American Equity Life and Eagle Life in mid-April. However, our business activity remains strong as a number of major competitors have made similar reductions."
Matovina continued: "In the bank and broker-dealer channels, the large bank we referenced last quarter has become Eagle Life's third largest distribution relationship. At current run rates, we have seven accounts capable of producing sales of $50 million or higher this year compared to four such accounts in 2018. Year to date sales at these four accounts are up 15%. Eagle Life's sales are also benefiting from the expansion of our employee wholesalers. Eagle Life now has ten employee wholesalers, up from four at the end of the year. Our intent is to use our employee wholesalers to target accounts that do not use third party wholesalers and to complement our third party wholesalers when possible. Our employee wholesalers are now working with five meaningful accounts."
INVESTMENT SPREAD INCREASES ON LOWER COST OF MONEY
American Equity’s investment spread was 2.58% for the first quarter of 2019 compared to 2.56% for the fourth quarter of 2018 and 2.54% for the first quarter of 2018. On a sequential basis, the average yield on invested assets decreased by 3 basis points while the cost of money fell 5 basis points.
Average yield on invested assets was 4.48% in the first quarter of 2019 compared to 4.51% in the fourth quarter of 2018. This decrease was attributable to a decline in the benefit from non-trendable investment income items from 7 basis points in the fourth quarter of 2018 to 2 basis points in the first quarter of this year. The decline from non-trendable investment income items was partially offset by a 2 basis point increase in our average yield on invested assets from the $4.7 billion of floating rate instruments in our investment portfolio.
The aggregate cost of money for annuity liabilities of 1.90% in the first quarter of 2019 was down 5 basis points from 1.95% in the fourth quarter of 2018. The cost of money benefited by 4 basis points from over hedging index-linked interest obligations and other non-trendable items, compared to 1 basis point in the fourth quarter of 2018.
Commenting on investment spread, Matovina said: “The sequential increase in investment spread in the first quarter came despite a 2 basis point decrease in the benefit from non-trendable investment spread items. Excluding such items, both average yield on invested assets and the cost of money for annuity liabilities improved for the quarter. The cost of money, in particular, benefited from lower option costs in both the fourth quarter of last year and the first quarter of this year.

Matovina went on to say: "Given the current market environment, we would expect further improvement in investment spread for the remainder of the year driven by a decrease in the cost of money. While our option costs have begun to rise as equity market volatility has abated, the cost of options remains below the weighted average levels of 2018. Should the cost of money rise appreciably, we have flexibility to reduce our crediting rates and could decrease our cost of money by approximately 0.61% through further reductions in renewal rates to guaranteed minimums."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2019 earnings on Thursday, May 2, 2019 at 8:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 6087088 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through May 9, 2019 at 855-859-2056, passcode 6087088 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended March 31,
	2019	2018
Revenues:
Premiums and other considerations	$5,410	$9,053
Annuity product charges	52,966	50,723
Net investment income	558,438	510,784
Change in fair value of derivatives	384,469	(451,083)
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	(563)	302
OTTI losses on investments:
Total OTTI losses	—	(907)
Portion of OTTI losses recognized in (from) other comprehensive income	—	—
Net OTTI losses recognized in operations	—	(907)
Total revenues	1,000,720	118,872

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	9,299	12,094
Interest sensitive and index product benefits	136,674	514,095
Amortization of deferred sales inducements	33,309	100,423
Change in fair value of embedded derivatives	766,323	(867,232)
Interest expense on notes payable	6,379	6,372
Interest expense on subordinated debentures	4,088	3,630
Amortization of deferred policy acquisition costs	45,132	140,639
Other operating costs and expenses	38,979	31,240
Total benefits and expenses	1,040,183	(58,739)
Income (loss) before income taxes	(39,463)	177,611
Income tax expense (benefit)	(9,453)	36,649
Net income (loss)	$(30,010)	$140,962

Earnings (loss) per common share	$(0.33)	$1.57
Earnings (loss) per common share - assuming dilution	$(0.33)	$1.55

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	90,883	90,017
Earnings (loss) per common share - assuming dilution	91,744	91,139

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), the Company has consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Non-GAAP operating income equals net income (loss) adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and the Company believes measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for the Company's fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. The Company believes the combined presentation and evaluation of non-GAAP operating income together with net income (loss) provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income (Loss) to Non-GAAP Operating Income

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$(30,010)	$140,962
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment losses, including OTTI	305	23
Change in fair value of derivatives and embedded derivatives - fixed index annuities	150,944	(78,818)
Change in fair value of derivatives - debt	636	(1,832)
Income taxes	(32,473)	17,359
Non-GAAP operating income	$89,402	$77,694

Per common share - assuming dilution:
Net income (loss)	$(0.33)	$1.55
Adjustments to arrive at non-GAAP operating income:
Net realized investment losses, including OTTI	—	—
Change in fair value of derivatives and embedded derivatives - fixed index annuities	1.64	(0.87)
Change in fair value of derivatives - debt	0.01	(0.02)
Income taxes	(0.35)	0.19
Non-GAAP operating income	$0.97	$0.85

(a)
Adjustments to net income (loss) to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity and non-GAAP operating return on average equity are calculated by dividing net income and non-GAAP operating income, respectively, for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
March 31, 2019
Average Stockholders' Equity
Average equity including average AOCI	$2,743,264
Average AOCI	(456,840)
Average equity excluding average AOCI	$2,286,424

Net income	$287,044
Non-GAAP operating income	437,448

Return on Average Equity Excluding Average AOCI
Net income	12.55%
Non-GAAP operating income	19.13%